UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 29, 2025

BrightView Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-38579	46-4190788
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

980 Jolly Road

Blue Bell, Pennsylvania 19422

(484) 567-7204

(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.01 par value	BV	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company        ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.        ☐

Item 1.01. Entry into a Material Definitive Agreement.

BrightView Holdings, Inc. (the “Company”), its wholly-owned subsidiary, BrightView Landscapes, LLC (the “Credit Agreement Borrower”), the other credit parties party thereto, the lenders or other financial institutions or entities party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent and Collateral Agent (the “Agent”), entered into Amendment No. 9 to the Credit Agreement dated as of January 29, 2025 (the “Credit Agreement Amendment”), which amends the Credit Agreement, dated as of December 18, 2013, by and among the Company, the Credit Agreement Borrower and the lenders or other financial institutions or entities from time to time party thereto and the Agent (as previously amended, the “Existing Credit Agreement”) to reduce the interest rate applicable to its currently outstanding term loans with a current aggregate outstanding principal amount of $738 million (the “Term Loans”). The Term Loans bear interest at either a base rate or Term SOFR at the election of the Credit Agreement Borrower, in each case, plus an applicable margin. The Credit Agreement Amendment, among other things, reduces the applicable margin from (i) 1.50% with respect to base rate loans and 2.50% with respect to Term SOFR loans to (ii) 1.00% with respect to base rate loans and 2.00% with respect to Term SOFR loans.

The Agent, certain of the lenders and certain of their respective affiliates, have provided, and in the future may provide, financial, banking and related services to the Company. These parties have received, and in the future may receive, compensation from the Company for these services. Additionally, KKR Capital Markets LLC (“KCM”), an affiliate of one of the Company’s significant shareholders, KKR BrightView Aggregator L.P., provided services to the Company related to the Credit Agreement Amendment for which KCM is entitled to receive compensation from the Company. KCM has provided, and in the future may provide, financial, banking and related services to the Company for which it has received, and in the future may receive, compensation from the Company for these services.

The foregoing description of the Credit Agreement Amendment does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Credit Agreement Amendment filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 7.01. Regulation FD Disclosure.

On January 29, 2025, the Company issued a press release describing the Credit Agreement Amendment. The press release is furnished hereto as Exhibit 99.1.

This information is furnished pursuant to Item 7.01 of Form 8-K. The information in this Item 7.01 and in Exhibit 99.1 hereto shall not be treated as filed for purposes of the Securities Exchange Act of 1934, as amended. The furnishing of the information in Item 7.01 is not intended to, and does not constitute a representation that such furnishing is required by Regulation FD or that the information in this Item 7.01 is material information that is not otherwise publicly available.

Item 9.01. Financial Statements and Exhibits.

Exhibit Number	Description
10.1	Amendment No. 9 to Credit Agreement, dated as of January 29, 2025, by and among BrightView Holdings, Inc. BrightView Landscapes, LLC, each of the other credit parties thereto, the lenders or other financial institutions or entities party thereto and JPMorgan Chase Bank, N.A. as Administrative Agent and Collateral Agent.
99.1	Press Release of BrightView Holdings, Inc., dated January 29, 2025.
104.1	Cover Page Interactive Data File (embedded within the Inline XBRL document).

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BrightView Holdings, Inc.

Date: January 29, 2025	By:	/s/ Jonathan M. Gottsegen
	Name:	Jonathan M. Gottsegen
	Title:	Executive Vice President, Chief Legal Officer and Corporate Secretary